EXHIBIT 99.1

HARRAH’S ENTERTAINMENT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with historical consolidated financial statements and related notes of Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”) and Caesars Entertainment, Inc. (“Caesars”). On June 13, 2005, Caesars was merged with and into Harrah’s Operating Company, Inc. (“Harrah’s Operating”), a wholly-owned subsidiary of Harrah’s Entertainment, with Harrah’s Operating as the surviving corporation.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2005, gives effect to:

•                  the merger of Caesars with Harrah’s Operating;

•                  Caesars’ sale in March 2005 of its ownership and management interests in Caesars Gauteng, a casino resort near Johannesburg, South Africa;

•                  Harrah’s Entertainment’s and Caesars’ sales of the assets and certain related current liabilities of Harrah’s Entertainment’s East Chicago and Tunica properties and of Caesars’ Atlantic City Hilton and Bally’s Tunica properties, which were completed in April 2005;

•                  Caesars’ sale in June 2005 of its equity interests of Belle of Orleans, LLC, which did business as Bally’s Casino New Orleans;

•                  Caesars’ sale of the assets and certain related liabilities of Caesars Tahoe, which was completed in June 2005;

•                  Caesars’ sale of its interests in Casino Nova Scotia Halifax and Casino Nova Scotia Sydney, which was completed in May 2005;

•                  Harrah’s Entertainment’s financing of the cash portion of the Caesars merger with $1.9 billion in new debt, including estimated acquisition costs; and

•                  The classification of Grand Casino Gulfport as discontinued operations.

The unaudited pro forma condensed combined statement of income assumes that each of these transactions were consummated at the beginning of 2005.

The unaudited pro forma condensed combined financial statements have been prepared based upon currently available information and assumptions that are deemed appropriate by Harrah’s Entertainment’s management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual consolidated results that would have been reported had the transactions occurred on the date indicated, nor does the information represent a forecast of the combined financial results of Harrah’s Entertainment and Caesars for any future period.

HARRAH’S ENTERTAINMENT, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2005

(unaudited)

	Harrah’s Entertainment Historical (Note 1)	Caesars Historical (Note 2)	Adjustments for Discontinued Operations (Note 3)	Pro Forma Adjustments (Note 4)		Harrrah’s Entertainment As Adjusted
	(In millions, except per share amounts)
Revenues
Casino	$6,071.5	$1,257.2	$(75.7)	$—		$7,253.0
Food and beverage	1,097.5	325.0	(12.7)	—		1,409.8
Rooms	791.8	336.6	(10.4)	—		1,118.0
Management fees	75.6	6.6	—	—		82.2
Other	425.9	137.5	(4.5)	—		558.9
Less: casino promotional allowances	(1,351.3)	(206.2)	10.6	—		(1,546.9)
Total revenues	7,111.0	1,856.7	(92.7)	—		8,875.0

Operating expenses
Direct
Casino	3,057.2	615.8	(38.6)	—		3,634.4
Food and beverage	485.1	176.4	(5.5)	—		656.0
Rooms	151.8	70.5	(2.3)	—		220.0
Depreciation and amortization	496.5	167.4	(7.2)	(43.9	)(a)	612.8
Write-downs, reserves and recoveries	248.8	—	—	—		248.8
Project opening costs	16.4	1.5	—	—		17.9
Property general, administrative and other	1,524.0	451.6	(25.9)	29.3	(b)	1,979.0
Corporate expense	97.7	27.3	—	—		125.0
Merger and integration costs related to Harrah’s/Caesars merger	55.0	288.7	—	—		343.7
Losses/(income) in nonconsolidated affiliates	(1.2)	(2.3)	—	—		(3.5)
Total operating expenses	6,131.3	1,796.9	(79.5)	(14.6)		7,834.1
Income from operations	979.7	59.8	(13.2)	14.6		1,040.9
Interest expense, net of interest capitalized	(481.2)	(127.1)	—	(55.4	)(c)	(605.6)
				(0.7	)(d)
				37.4	(e)
				21.4	(f)
Losses on early extinguishment of debt	(3.3)	—	—	—		(3.3)
Other income, including interest income	8.0	1.0	—	—		9.0
Income before income taxes and minority interests	503.2	(66.3)	(13.2)	17.3		441.0
Provision for income taxes	(227.8)	26.3	4.7	(0.7	)(g)	(197.5)
Minority interests	(11.9)	(3.0)	—	—		(14.9)
Income from continuing operations	$263.5	$(43.0)	$(8.5)	$16.6		$228.6

Earnings per share from continuing operations
Basic	$1.78					$1.26
Diluted	$1.75					$1.25

Weighted average common shares outstanding	148.0					181.6
Weighted average common and common equivalent shares outstanding	150.2					183.5

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

 HARRAH’S ENTERTAINMENT, INC.

 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1 - Harrah’s Entertainment’s Basis of Presentation

Historical financial information for Harrah’s Entertainment for the year ended December 31, 2005, has been derived from Harrah’s Entertainment’s historical financial statements.

Note 2 - Caesars Basis of Presentation

Historical financial information for Caesars from January 1, 2005, through June 13, 2005, has been derived from Caesars’ historical financial statements. Certain reclassifications have been made to the historical Caesars financial statements to conform to the presentation used in Harrah’s Entertainment’s historical financial statements. Such reclassifications had no effect on Caesars’ previously reported income from continuing operations.

Note 3 - Adjustments for Discontinued Operations

The operating results of Grand Casino Gulfport have been classified as discontinued operations to conform to its presentation in Harrah’s Entertainment’s financial statements subsequent to the June 13, 2005 merger.

Note 4 - Pro Forma Statement of Income Adjustments

Following are brief descriptions of the pro forma adjustments to the statement of income to reflect the merger of Caesars with Harrah’s Operating.  For purposes of this pro forma financial information, depreciation expense related to property and equipment is based on Harrah’s Entertainment’s estimated useful lives of 10 to 40 years for buildings, riverboats and barges and 2 to 15 years for furniture, fixtures and equipment.  Estimated useful lives and amortization periods of property, equipment and intangible assets are being determined during the purchase price allocation and are subject to further adjustment.

Pro forma results for the year ended December 31, 2005, include non-recurring charges of $289 million recorded by Caesars prior to the completion of the merger related to the change in control of the company, which, for Caesars’ stock incentive plan, became effective on March 11, 2005, when Caesars’ stockholders approved the merger with Harrah’s Entertainment.

The unaudited pro forma condensed combined financial statements do not reflect any synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred in integrating their operations. We estimate that we will realize approximately $80 million of synergies in the first twelve months after the merger.

(a)          Adjusts depreciation expense based on the fair values and estimated lives assigned to buildings, riverboats, furniture, fixtures and equipment in the preliminary purchase price allocation.

(b)         Records amortization of estimated intangible assets identified in the preliminary purchase price allocation.  The amortizing intangible assets include customer relationships (14-year weighted-average useful life), contract rights
(7-year estimated life), gaming rights (20-year estimated useful life) and trademarks (5-year estimated useful life).

(c)          Reflects increase in interest expense comprised of incremental borrowings incurred by Harrah’s Entertainment to fund the cash portion of the merger, including transaction costs. The pro forma interest expense arising from the additional borrowings has been computed using Harrah’s Entertainment’s average interest rate as of December 31, 2005, which was 6.4%. Each 1/8% change in the estimated interest rate on the approximate $1.9 billion borrowed to finance the cash portion of the merger would result in a change in interest expense of $2.4 million for the year ended December 31, 2005.

(d)         Reflects additional interest expense for the amortization of deferred finance charges arising from the incremental borrowings incurred by Harrah’s Entertainment (see (c) above) to fund the acquisition of Caesars.

(e)          Reflects reduction of interest expense for the amortization of the mark-to-market adjustment of Caesars’ debt recorded as of the acquisition date.

(f)            Reflects reduction of interest expense on the assumption that net proceeds from the sales of Harrah’s East Chicago and Harrah’s Tunica properties and of Caesars’ Atlantic City Hilton, Bally’s Casino Tunica, Bally’s Casino New Orleans, Caesars Tahoe, Casino Nova Scotia Halifax and Casino Nova Scotia Sydney properties and Caesars’ interests in Caesars Gauteng were used to reduce outstanding debt at the beginning of the periods.

(g)         Records the estimated tax effect of the pro forma adjustments and on the historical taxable income of Caesars. The estimated tax rate was calculated using the federal statutory rate of 35% adjusted for non-deductible goodwill impairment charges, the change in the mix of taxable income among various states and the addition of foreign income subsequent to the merger of Caesars with Harrah’s Operating.